Exhibit 99.1

Feb. 14, 2012

New York

Icahn Enterprises L.P.

Icahn Enterprises L.P. (Nasdaq: IEP) is a master limited partnership formed in Delaware in February 1987 and publicly traded on the NYSE prior to December 2011 and on Nasdaq since that time. The company is included in the Fortune 500, with estimated revenues of approximately $12 billion for fiscal 2011.

Led by the investor Carl C. Icahn, IEP is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: investment; automotive; gaming; railcar; food packaging; metals; real estate; and home fashion. Mr. Icahn’s affiliates own the general partner of IEP and own over 93% of IEP’s outstanding depositary units. As IEP’s largest unitholder, Mr. Icahn believes in the value of the company and the opportunity for future appreciation in its depositary units.

Strong Financial Performance

On Feb. 7, 2012, IEP disclosed preliminary, unaudited results for fiscal 2011. Estimated revenue for the 2011 full year grew to $12 billion, compared to $9.1 billion in 2010, a 32% gain. Estimated net income for the full year was approximately $750 million, or $8.33 per unit, compared to net income of $199 million, or $2.34 per unit, in 2010.

IEP has substantial liquidity with cash and cash equivalents at the holding company level of approximately $1.8 billion as of the date hereof.

Key Factors

•	IEP had total assets of approximately $25 billion across 8 operating subsidiaries as of December 31, 2011.
•	Market value of equity in operating subsidiaries estimated at $6.6 billion as of December 31, 2011.
•	Additional borrowings and rights offering increased liquid assets to approximately $6.7 billion as of the date hereof.
•	Ample liquidity to execute investment decisions quickly without major financing considerations.

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•	Strong expertise in acquiring and restructuring distressed assets often in Chapter 11, with positive turnarounds and increased value.
•	IEP’s diversification across multiple industries is natural hedge against cyclical swings.

Successful Asset Sales

•	Sold Stratosphere and smaller casinos in 2008 to financial buyer for $1.2 billion, realizing a gain of $472 million, after taxes.
•	Merged National Energy Group with TransTexas Gas and Panaco and sold to strategic buyer in 2006 for after-tax gain of $674 million.

IEP Portfolio: Operating Divisions

IEP operates businesses across many industries. The following describes the businesses is which we are currently engaged.

Investment:

IEP’s investment segment is comprised of various private investment funds, through which we invest our proprietary capital. We and certain of Mr. Icahn’s wholly owned affiliates are the sole investors in the Funds. As of December 31, 2011, IEP and its subsidiaries had $3.1 billion invested in the Funds, which had a total of approximately $6.5 billion in assets as of such date. The funds invest in equity, credit and derivatives, using an activist strategy that we refer to as “the Icahn Formula” (which is described in an appendix to these materials). IEP has also employed elements of the Icahn Formula in selecting the businesses it operates. The following chart shows the gross returns of the Funds over the last three years:

	Icahn Funds	S&P500
		(incl div)
3-Year Total Return (2009 – 2011)	106.45%	48.59%
2009 Total Return	33.28%	26.47%
2010 Total Return	15.15%	15.06%
2011 Total Return	34.52%	2.11%

Automotive:

IEP holds 77.2% of Federal-Mogul Corp. (Nasdaq: FDML), a major manufacturer of parts and equipment to the automobile and transportation industry, with approximately $7 billion in global revenue for the year ended December 31, 2011. It manufactures powertrains, pistons, seals and other parts, along with well-known brands including Champion spark plugs, Anco wipers and several dozen others, supplying both OEMs and the aftermarket.

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IEP took control of Federal-Mogul in 2008 for $862.8 million, or $17 per share, on exit from Chapter 11. Mr. Icahn’s affiliates were heavily involved in restructuring the company since 2000, forging an agreement that ring fenced its asbestos liabilities from the operating company, stemming huge financial losses. The company turned profitable in 2010 and is positioned for future growth.

Gaming:

IEP holds 65.06% of Tropicana Entertainment Inc.. Based in Atlantic City, N.J., Tropicana owns and operates casinos and hotels, including three in Nevada, two in Mississippi, one each in Indiana, Louisiana, New Jersey and the island of Aruba. IEP took control of Tropicana in Nov. 2010. Tropicana continues to improve cost structure and is making targeted investments to increase revenue.

Metals:

IEP owns 100% of PSC Metals Inc., a recycler and reprocessor of industrial and commercial scrap metal, including ferrous and non-ferrous metals, including aluminum, copper, brass, stainless and nickel-bearing metals. Revenue grew from $725 million in fiscal 2010 to approximately $1.1 billion (estimated) in fiscal 2011.

Railcar:

IEP owns 55.5% of American Railcar Industries Inc (Nasdaq: ARII), a leading manufacturer and lessor of railcars and railcar parts. Major plants located in Marmaduke and Paragould, Arkansas. Revenue grew from $270 million in fiscal 2010 to approximately $516 million (estimated) in fiscal 2011.

Food Packaging:

IEP holds 71.4% of Viskase Cos., a worldwide maker of cellulosic, fibrous and plastic casings for the processed meat, cheese and poultry industry. Viskase operates seven manufacturing plants and nine distribution centers in North and South America and Europe. Viskase has started construction of a new plant in the Philippines for Asian growth markets. Viskase’s estimated 2011 revenue is approximately $339 million.

Real Estate:

IEP holds rental real estate, property development and resort interests, including single-and multi-family homes, lots in planned communities and raw land. Properties include the Fontainebleau in Las Vegas, New Seabury in Mass., Grand Harbor and Oak Harbor in Vero Beach, Fla. The real estate segment’s estimated 2011 revenue is approximately $90 million.

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Home Fashion:

IEP owns 100% of WestPoint International, a manufacturer and distributor of bedroom and bath textiles, rugs, drapes, etc. Brands include WestPoint Home, Atelier Martex, Grand Patrician and others. Also licenses Ralph Lauren, Izod, Little MissMatched, Caribbean Joe and Haines. Westpoint International’s estimated 2011 revenue is approximately $325 million.

For further information:

Susan Gordon

(212) 702-4309

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Appendix

The Icahn Formula

The Icahn Formula, while simple in concept, is extraordinarily difficult to execute. Over several decades, Icahn and his team of financial, legal and operational experts has developed a deep bench of activist investing expertise.

It is our view that many U.S. companies suffer from a liability that has nothing to do with the nature of their business, but with deficits in top management. Often the wrong people get to the top due to a glaring lack of shareholder democracy. By and large, these top managers are accountable to no one, since they report to weak and ineffectual boards. The power of shareholders to influence the direction of the companies they own is highly limited.

Corporate democracy in the U.S. is largely a myth because boards are virtually appointed by the managements they are elected to oversee. Only the largest shareholders have any say in the companies they own, but even when they speak out, managements can ignore them.

Our approach is to buy stakes in companies that have great assets but suffer from these management deficits that cause underperformance and erodes shareholder value. We aim to gain control if possible, often by waging proxy battles for board seats. Board representation is often the only way to directly influence the future of the company and lay the groundwork for a turnaround.

Over the years, we have been successful in building value when we have been able to take control. This is particularly true in distressed and bankrupt enterprises, where we have built a formidable team of legal and investment professionals. When we assume control, we do not micromanage the myriad components to these complex organizations. Instead, we hold managements accountable for performance. In many boardrooms, the opposite is often the case.

Additionally, over the years we have generated profits by purchasing distressed debt at depressed prices and leveraging our knowledge and skills in the bankruptcy process to generate returns.

Examples of the Icahn Formula in action have been well documented in the press.

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LEGAL DISCLAIMERS

the purpose of this material is only to provide general information about icahn enterprises l.p. and is not intended as an advertisement. this material is not an offer to purchase, or a solicitation of an offer to sell, any securities. past performance is not indicative of future results.

The 2011 financial results set forth above are preliminary, unaudited and subject to completion, and were prepared in good faith based upon the most current information available to management. Icahn Enterprises’ normal yearly closing and financial reporting processes with respect to such preliminary, unaudited financial data have not been fully completed and, in particular, the preliminary results set forth above are subject to customary year-end asset impairment analyses. Icahn Enterprises’ independent registered public accounting firm has not completed its audits for the year ended December 31, 2011, and has not performed any review procedures with respect to the unaudited preliminary financial data provided above, nor have they expressed any opinion or any other form of assurance on such information. As a result, these preliminary and unaudited results may differ from the actual results that will be reported in Icahn Enterprises’ audited consolidated financial statements as of and for the year ended December 31, 2011. Icahn Enterprises plans to release full fourth quarter and fiscal year 2011 financial results in the coming weeks.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging

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internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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